Exhibit 10.54

KOPPERS INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN II

Amended and Restated as of

January 1, 2009

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KOPPERS INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN II

PREAMBLE

Koppers Inc. (the “Company”) recognizes that the Internal Revenue Service limitations on compensation that may be taken into account for purposes of determining retirement benefits under a retirement plan qualified under Section 401(a) of the Internal Revenue Code may prevent some key employees from realizing sufficient benefits from the Company’s qualified retirement plan. The purpose of the Koppers Inc. Supplemental Executive Retirement Plan II (formerly named the Koppers Industries, Inc. Supplemental Executive Retirement Plan II) is to acknowledge and reward certain key employees of the Company for their efforts on behalf of the Company by providing additional post employment income to such key employees in order to facilitate their attainment of adequate levels of retirement income.

ARTICLE I

GENERAL

Section 1.1 Effective Date; Grandfathered Benefits. The original effective date of the Plan was December 1, 1997. The Plan, as hereby amended and restated, shall be effective as of January 1, 2009. The Plan as amended and restated applies only to a Participant’s Retirement Benefit that accrued on or after January 1, 2005, or Retirement Benefit that accrued prior to that date but was not fully vested on December 31, 2004. The Plan preceding this amendment and restatement applies to any Retirement Benefit that accrued and was vested prior to January 1, 2005 (“Grandfathered Benefits”); provided that any increase in the value of any subsidy with respect to Grandfathered Benefits payable upon retirement prior to the Retirement Plan’s Normal Retirement Date that accrues or increases as the result of service after December 31, 2004, shall not be treated as Grandfathered Benefits. The rights, if any, of any person whose status as an employee of an Employer has terminated shall be determined pursuant to the Plan as in effect on the date such employee terminated, unless a subsequently adopted provision of the Plan is made specifically applicable to such person.

Section 1.2 Intent. The Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, as such group is described under Section 201(2), 301(a)(3), and 401(a)(1) of ERISA. Benefits provided under this Plan shall be funded solely from the general assets of the Employer and no participant or beneficiary hereunder shall have any interest or right to such assets.

ARTICLE II

DEFINITIONS AND USAGE

Section 2.1 Definitions. Wherever used in the Plan, the following words and phrases shall have the meaning set forth below unless the context plainly requires a different meaning:

“Actuarial Equivalent” means a benefit having the same actuarial value as the benefit it replaces, determined using the same assumptions and methods as are used for determining an actuarial equivalent benefit under the Retirement Plan.

“Accumulated Service” means Accumulated Service as defined in the Retirement Plan.

“Administrator” means the Pension Committee appointed by the Board, or such other person or persons as designated by the Board.

“Board” means the Board of Directors of the Company.

“Change in Control” means a change in the ownership or control of the Company, as defined in Section 6.1.

“Code” means the Internal Revenue Code of 1986, as amended from time to time. Any reference to a particular Code section shall include any provision which modifies, replaces or supersedes it.

“Company” means Koppers Inc and any successor entity, and any entity that acquires ownership or control of Koppers Inc. or any successor entity.

“Disability” or “Disabled” means a physical or mental condition of a Participant resulting from a bodily injury, disease, or mental disorder which renders him incapable of continuing in the employment of the Employer. Such Disability shall be determined by the Administrator, in its sole and complete discretion, based upon appropriate medical advice and examination, and taking into account the ability of the Participant to continue in his or her same or similar, position with the Employer.

“Early Retirement Date” means the date on which a Participant retires from employment with the Employer after becoming eligible for an early retirement benefit under the Salaried Plan thereunder by reason of having (1) reached the age of 60 and completed 25 years of Accumulated Service, or (2) reached the age of 55 and completed 10 years of Accumulated Service, or (3) in the case of a Participant who has been Involuntarily Terminated on or after January 1, 1998 (other than a Participant who has ceased to be an active employee performing his or her normal job function but who is accruing benefits pursuant to a severance arrangement or employment contract with the Company), completed 30 years of Accumulated Service.

“Employer” means the Company and any other entity related to the Company in a manner described in Sections 414(b), (c), (m) or (o) of the Code.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. Any reference to a particular ERISA section shall include any provision which modifies, replaces, or supersedes it.

“Final Average Pay” means, with respect to any Participant, the sum of the following amounts: (i) the highest monthly base salary (excluding bonuses and other variable payments) paid in his or her last sixty (60) calendar months of full-time employment with the Employer multiplied by twelve (12); provided, however, that if a Participant has fewer than sixty (60) calendar months of full-time employment with the Employer, there shall be used in this clause the average of his or her regular base salary (excluding bonuses and other variable payments) during all of his or her calendar months of full-time employment with the Employer; plus (ii) the average incentive payment made for the last five (5) years of employment.

“Involuntarily Terminated” means any termination of a Participant’s employment with an Employer by reason of the discharge, firing or other involuntary termination of the Participant’s employment by action of such Employer, other than a Termination for Cause (as determined in good faith by the Administrator).

“Normal Form” means the normal form of distribution of the Participant’s Retirement Plan Benefit (i.e., a single life annuity for an unmarried Participant or a joint and 50% survivor annuity for a married Participant).

“Normal Retirement Age” means the age 65, or such other age that is defined from time to time as the normal retirement age under the Retirement Plan.

“Normal Retirement Date” means the date on which a Participant attains the Normal Retirement Age.

“Participant” means an eligible employee of an Employer who is participating in the Plan in accordance with Section 3.2.

“Plan” means the Koppers Inc. Supplemental Executive Retirement Plan II, as set forth herein and as it may be amended from time to time.

“Plan Year” means the calendar year.

“Qualified Plan” means the Retirement Plan and any other defined benefit pension plan(s) (within the meaning of Section 414(j) of the Code) intended to be qualified under Section 401(a) of the Code adopted and maintained by the Employer that provides benefits to Participants in this Plan.

“Qualified Plan Benefit” means the annuity annual equivalent benefit, expressed in the form of the annuity payable to a Participant under Section 5.1 hereof, that can be derived from the Qualified Plan. The determination of such annuity annual equivalent benefit shall be made using the mortality table that is in effect at such time for the Retirement Plan, an interest rate equal to the interest rate used under FAS 87 for the Retirement Plan for the previous year, and a commencement age under the Qualified Plan that is the same age at which the Retirement Benefit is to commence hereunder, in accordance with procedures established by the Administrator.

“Retirement Benefit” means the benefit payable under this Plan, as determined under Article IV.

“Retirement Plan” means the Retirement Plan for Koppers Inc., as subsequently amended and restated from time to time hereafter.

“Retirement Plan Benefit” means the benefit payable to a Participant under the Retirement Plan.

“Separation from Service” means a Participant’s separation from service with the Employer within the meaning of Section 409A of the Code. A Separation from Service occurs when the facts and circumstances indicate that the Employer and the Participant reasonably anticipate that no further services would be performed after a certain date or that the level of services the Participant would perform after such date would permanently decrease to no more than 20% of the average level of services performed over the immediately preceding 36-month period (or, if shorter, the entire period of the Participant’s employment with the Employer).

“Social Security Benefit” means the annual benefit payable under the Social Security Act at the Participant’s Social Security Retirement Age, relating to Old-Age and Disability benefits, determined under the provisions of the Social Security Act in effect on the date of a Participant’s Separation from Service. The Social Security Benefit will be calculated assuming that a Participant will not receive any future income that would be treated as wages for purposes of such Act, except that in the case of any deferred vested Retirement Benefit payable under Section 4.3, the Social Security Benefit will be calculated assuming that the Participant will receive the maximum amount of future income that would be treated as wages for purposes of the Social Security Act from the date of his or her Separation from Service until the Social Security Retirement Age.

“Social Security Normal Retirement Age” means the age used as the retirement age under Section 216(1) of the Social Security Act, as amended.

“Specified Employee” has the meaning set forth in Section 1.409A-1(i) of the Treasury Regulations issued under Section 409A of the Code.

“Termination for Cause” means the termination of a Participant’s employment due to (a) the willful and continued failure by the Participant to substantially perform his or her duties of employment (other than any such failure resulting from incapacity due to physical or mental illness) or any such actual or anticipated failure after the issuance of a notice of termination, after a written demand for substantial performance is delivered to the Participant by the Board, which demand specifically identifies the manner in which the Board believes that the Participant has not substantially performed his or her duties, and the Participant is given a reasonable opportunity to remedy such identified failure to perform, or (b) the willful engaging by the Participant in conduct which is demonstrably and materially injurious to the Employer, monetarily or otherwise. For purposes of this definition, no act or failure to act, shall be deemed “willful” unless done, or omitted to be done, not in good faith and without reasonable belief that such action or omission was in the best interest of the Employer.

Notwithstanding the foregoing, a Participant shall not be considered to have been terminated for cause unless there is delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to the Participant and an opportunity for the Participant, with legal counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the Participant was engaged in the type of conduct set forth above in this definition, which specifies particular details and examples of such conduct.

“Years of Service” means the total number of years of “credited service” (as defined in the Retirement Plan) credited to a Participant under the Retirement Plan. In no event shall more than thirty-five (35) years be credited to any Participant, regardless of his or her actual period of service with the Employer or the number of years of credited service accumulated by the Participant under the Retirement Plan. At the discretion of the Administrator, Participants may be granted additional Years of Service that relate to employment with another employer for purposes of determining Retirement Benefits under this Plan, upon such terms and conditions as the Administrator may require (which conditions may include, but not be limited to, completion of a period of future service with the Employer and reducing the Participant’s Retirement Benefit hereunder by the pension benefits provided by such other employer).

Section 2.2 Usage. Except where otherwise indicated by the context, any masculine terminology used herein shall also include the feminine and vice versa, and the definition of any term herein in the singular shall also include the plural and vice versa.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

Section 3.1 Eligibility. An employee of an Employer shall be eligible to participate in the Plan if he or she is (i) an elected corporate officer of the Employer and agrees to enter into a non-compete, non-solicitation confidentiality agreement or (ii) a senior manager of the Employer who has been selected for participation in this Plan and agrees to enter into a non-compete, non-solicitation confidentiality agreement and who is participating in the Retirement Plan; provided, however, that any such employee shall be eligible to participate only to the extent, and for the period, that he or she is a member of a select group of management or highly compensated employees, as such group is described under Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA. The Board shall make all determinations of eligibility in its sole and absolute discretion.

Section 3.2 Participation. An employee who is eligible to participate in the Plan pursuant to Section 3.1 as an elected corporate officer of the Employer and who is participating in the Retirement Plan shall automatically become a Participant upon election to such office and the execution of a non-compete, non-solicitation confidentiality agreement. Each other employee who is eligible to participate in the Plan pursuant to Section 3.1 shall become a Participant at such time and for the period as he or she is designated as eligible by the Board or, if no such period is specified, until his or her participation ceases in accordance with the terms of the Plan.

Section 3.3 Plan Frozen. Notwithstanding the foregoing, no employee shall become eligible to participate in this Plan after December 31, 2006, and the Retirement Benefit of any Participant in the Plan as of December 31, 2006, was frozen on such date and will not thereafter increase.

ARTICLE IV

RETIREMENT BENEFITS

Section 4.1 Normal Retirement Benefit.

(a) Eligibility and Commencement. Subject to Section 4.6(b), a Participant who retires from employment with the Employer on or after his or her Normal Retirement Date shall receive a Retirement Benefit, determined in accordance with Section 4.1(b), which shall commence to be paid after the Participant’s retirement from the Employer becomes effective. The time and form of payment of the Retirement Benefit shall be determined in accordance with Section 5.1.

(b) Amount. The Retirement Benefit for a Participant who retires on or after his or her Normal Retirement Date shall be an annual amount, payable in the form specified under Section 5.1 that is equal to the following:

(1)	The product of the following amounts:

(A)	two percent (2%) of such Participant’s Final Average Pay multiplied by

(B)	his or her Years of Service (not in excess of thirty-five (35) years);

(2)	Reduced by the following amounts:

(A)	the Qualified Plan Benefit;

(B)	the annuity annual equivalent benefit, expressed in the form of the annuity payable to a Participant under Section 5.1 hereof, payable under any other nonqualified retirement plan maintained by the Employer or Koppers Company, determined using the mortality table specified in the Retirement Plan, an interest rate equal to the interest rate used under FAS 87 for the Retirement Plan for the previous year, and a commence age that is the same age at which the Retirement Benefit is to commence hereunder, in accordance with procedures established by the Administrator;

(C)

the annuity annual equivalent benefit, expressed in the form of the annuity payable to a Participant under Section 5.1 hereof, of the value of Company stock held in the Participant’s account in the Employee Savings Plan of Koppers Industries, Inc. and Subsidiaries, and any successor plan, that is attributable to Employer contributions contributed to such plan since 1995, determined using the mortality table specified in the Retirement Plan, an interest rate equal to the interest rate used under FAS 87 year end disclosures for the Retirement Plan for the previous year and a commencement age that is the same age at which the Retirement Benefit is to commence hereunder, in accordance with procedures established by the Administrator. For this purpose, the account balance will be projected to the Participant’s actual retirement date (or Normal Retirement Date, in the case of a deferred vested Retirement Benefit payable under Section 4.3) at an assumed rate of appreciation of nine percent (9%) per year; and

(D)	Fifty percent (50%) of the Social Security Benefit; provided, however, that this reduction shall not apply until a Participant reaches his or her Social Security Normal Retirement Age.

Section 4.2 Early Retirement Benefit.

(a) Eligibility and Commencement. Subject to Section 4.6(b), a Participant who retires on or after his or her Early Retirement Date, but before his or her Normal Retirement Date, shall receive a Retirement Benefit, determined in accordance with Section 4.2(b), which shall commence to be paid after the Participant’s retirement from the Employer becomes effective. The time and form of payment of the Retirement Benefit shall be determined in accordance with Section 5.1.

(b) Amount. The Retirement Benefit payable to a Participant who retires on or after his or her Early Retirement Date, but before his or her Normal Retirement Date, shall be an amount determined in accordance with the following, and subject to reduction for payment before the Participant’s Normal Retirement Date, as provided below:

(1)	Age 60 / 25 Years. A Participant who retires at sixty (60) or more years of age, but before his or her Normal Retirement Date, and who has twenty-five (25) or more Years of Service, shall receive a Retirement Benefit, determined in accordance with Section 4.1(b), which shall commence to be paid immediately, without any reduction for payment beginning before his or her or her Normal Retirement Age.

(2)	Age 55 / 10 Years of Service. A Participant who retires at fifty-five (55) or more years of age but less than sixty (60) years of age, and who has ten (10) or more Years of Service, shall receive a Retirement Benefit, determined in accordance with Section 4.1(b), which shall commence to be paid immediately; provided, however, that the Retirement Benefit shall be reduced by three percent (3.0%) per year for each year by which payment commences before the Participant reaches age 60.

(3)	Involuntary Termination and 30 Years of Service. A Participant whose employment is Involuntarily Terminated and who has thirty (30) or more Years of Service, shall receive a Retirement Benefit, determined in accordance with Section 4.1(b), which shall commence to be paid immediately; provided, however, that the Retirement Benefit shall be reduced by three percent (3.0%) per year for each year by which payment commences before the Participant reaches age 60.

Section 4.3 Termination of Employment. Except as provided in Section 4.2(b)(3) if a Participant incurs a Separation from Service with the Employer for reasons other than Termination for Cause after satisfying the vesting requirement under Section 4.6(a), but before the attainment of his or her Early Retirement Date or Normal Retirement Date, he shall receive a Retirement Benefit, determined under Section 4.1(b) as of his or her Normal Retirement Date, but such benefit shall be calculated by using his or her Final Average Pay and Years of Service as of the effective date of his or her Separation from Service. Notwithstanding satisfaction of the vesting requirements in Section 4.6(a), no Retirement Benefit shall be payable hereunder if a Participant incurs an event causing forfeiture of such benefits under Section 4.6(b). A Participant shall receive payment of his or her Retirement Benefit in a single lump sum within 60 days after his or her Separation from Service if the present value of the Participant’s Retirement Benefit does not exceed $5,000, determined in accordance with the assumptions and procedures established by the Administrator.

Section 4.4 Disability. If a Participant becomes Disabled while in the employment of the Employer after satisfying the vesting requirement under Section 4.6(a), but before the attainment of his or her Early Retirement Date or Normal Retirement Date, he or his or her beneficiary or beneficiaries shall receive a Retirement Benefit upon attaining his or her Normal Retirement Date, determined under Section 4.1(b), but such Retirement Benefit shall be calculated using the Participant’s Final Average Pay and Years of Service as of the effective date of his or her Disability and the actual Social Security Benefit that he or she eventually receives. The Board may in its discretion provide that the amount of such Retirement Benefit shall be enhanced by taking into account additional Years of Service which are reasonably expected to have occurred absent the Participant’s Disability. Notwithstanding satisfaction of the vesting requirements in Section 4.6(a), no Retirement Benefit shall be payable hereunder if a Participant incurs an event causing forfeiture of such benefits under Section 4.6(b).

Section 4.5 Death. If a Participant with five (5) or more Years of Service dies while in the employment of the Employer, his or her beneficiary or beneficiaries shall be entitled to, and shall receive, payment of the Participant’s Retirement Benefit, payable unreduced as soon as practicable following the Participant’s death.

Section 4.6 Vesting and Forfeiture of Retirement Benefit.

(a) Vested Benefits. Except as provided in subsection (b) below, a Participant who is in the active employ of an Employer shall have a vested right to his or her Retirement Benefit upon the occurrence of any of the following:

(1)	his or her completion of five (5) Years of Service, which includes any Years of Service prior to the effective date of the Plan described in Section 1.1 hereof;

(2)	the attainment of his or her Normal Retirement Age; or

(3)	the occurrence of a Change in Control at any time.

(b) Forfeiture. Notwithstanding subsection (a), upon the occurrence of any of the following, a Participant’s Retirement Benefit hereunder shall be forfeited, and no such benefit shall be payable hereunder:

(1)	his or her Termination for Cause;

(2)	his or her breach of any non-compete, non-solicitation confidentiality agreement with the Company; (The terms of the non-compete, non-solicitation, confidentiality agreement will become null and void if the Participant’s employment is Involuntarily Terminated by reason of layoff.)

(3)	without the consent of the Chief Executive Officer of the Company, his or her becoming, directly or indirectly, involved, whether alone or as a partner, joint venturer, franchisee, franchiser, officer, director, employee, independent contractor, employer, agent, shareholder or other owner or operative in any other business that competes with the Employer;

(4)	his or her directly or indirectly, soliciting or inducing or attempting to solicit or induce, any employee of Employer to leave Employer for any reason whatsoever or hire any employee of Employer;

(5)	without the consent of the Chief Executive Officer of the Company, his or her directly or indirectly soliciting the trade of or trade with, or otherwise doing business with any client of Employer so as to offer or sell any product or services that would be competitive with any products or services sold by Employer during the term of Employee’s employment or any products or services which Employee knows are being developed by Employer during the term of his or her employment; or

(6)	his or her directly or indirectly taking any action which might divert from Employer any opportunity that is within the scope of any present or contemplated future business of Employer during the term of Participant’s employment or any opportunities that Participant knows are being developed by Employer during the term of his or her employment.

The payment of any Retirement Benefit that has commenced shall be discontinued immediately, and any future payments shall be forfeited, upon the occurrence of any of the events described in subsections (2) through (6) above.

ARTICLE V

PAYMENT OF RETIREMENT BENEFITS

Section 5.1 Distribution of Retirement Benefits. Except as otherwise elected in accordance with the provisions of this Section 5.1, a Participant’s Retirement Benefit shall be payable as follows:

(a) Retirement

(1)	Normal Retirement. A Participant’s Retirement Benefit shall commence in the Normal Form as of the first day of the month following the Participant’s Separation from Service on or after the Participant’s Normal Retirement Date or, if the Participant is a Specified Employee on the date of his or her Separation from Service, as of the first day of the sixth month following the month in which his Separation from Service occurs, unless the Participant elects to receive his or her Retirement Benefit in an optional form of payment in accordance with the provisions set forth in Section 5.1(c) and/or commencing on a different date in accordance with the timing rule set forth in Section 5.1(d).

(2)	Early Retirement. A Participant’s Retirement Benefit shall commence in the Normal Form as of the first day of the month following the Participant’s Separation from Service on or after the Participant’s Early Retirement Date, but prior to the Participant’s Normal Retirement Date or, if the Participant is a Specified Employee on the date of his or her Separation from Service, as of the first day of the sixth month following the month in which his or her Separation from Service occurs, unless the Participant elects to receive his or her Retirement Benefit in an optional form of payment in accordance with the provisions set forth in Section 5.1(c) and/or commencing on a different date in accordance with the timing rule set forth in Section 5.1(d).

(b) Termination of Employment. In the case of a Participant who incurs a Separation from Service for reasons other than Termination for Cause prior to his or her Early Retirement Date or Normal Retirement Date, his Retirement Benefit shall commence in the Normal Form as of the first day of the month following the Participant’s Normal Retirement Date, unless the Participant elects to receive his Retirement Benefit in an optional form of payment in accordance with the provisions set forth in Section 5.1(c) and/or commencing on a different date in accordance with the timing rule set forth in Section 5.1(d); provided that a Participant shall receive payment currently in a single lump sum if the present value of such payment does not exceed $5,000 (determined in accordance with assumptions and procedures established by the Administrator). Notwithstanding the foregoing, if the Participant is a Specified Employee on the date of his or her Separation from Service, payment shall commence as of the first day of the sixth month following the month in which his or her Separation from Service occurs, if later than the date determined above.

(c) Change in Form of Payment. A Participant may elect, at any time during the 180-day period prior to the date on which benefits would commence under Section 5.1(a) or Section 5.1(b), as applicable (or prior to any later commencement date elected under Section 5.1(d)) to receive one of the following forms of payment in lieu of the Normal Form:

(1)	A Retirement Benefit payable for the Participant’s life, with no Retirement Benefit payable after his death.

(2)	A reduced Retirement Benefit payable during the Participant’s life with the provision that after his death 50%, 75% or 100% of the amount payable during the Participant’s life shall be paid during the life of and to the person nominated by him as his beneficiary by written designation, filed with the Committee, when he elected this option, if such person survives him.

(3)	A reduced Retirement Benefit payable for the Participant’s life and a period certain of 5 years as he shall have selected in writing at the time he elects this option; provided, that such period certain shall not extend beyond the joint and last survivor expectancy of the Participant and his beneficiary.

In each case, the optional form so elected shall be the Actuarial Equivalent of the Normal Form. In addition, if the Participant is married on the date of benefit commencement, his choice of any form of payment other than the Normal Form or an optional form under (2) above with his spouse as beneficiary shall be valid only if he obtains his spouse’s written consent in a manner comparable to the analogous consent requirements applicable under the Retirement Plan.

(d) Change in Timing. A Participant may elect to defer the commencement date of his or her Retirement Benefit to a date later than the date specified under Section 5.1(a) or Section 5.1(b), as applicable, provided that such deferral of commencement shall only be effective if (i) the election is made not less than 12 months before the date the Participant’s Retirement Benefit would otherwise commence, and (ii) payment will commence under the new election no earlier than the 5th anniversary of the date any payment would otherwise have been made under Section 5.1(a) or Section 5.1(b), as applicable. Only one such deferral election shall be permitted under this Plan for each Participant.

Section 5.2 Designation of Beneficiary. A Participant may, by written instruction delivered to the Administrator during the Participant’s lifetime, designate one or more primary and contingent beneficiaries to receive the Retirement Benefit which may be payable hereunder following the Participant’s death, and may designate the proportions in which such beneficiaries are to receive such payments. A Participant may change such designations from time to time, and the last written designation filed with the Administrator prior to the Participant’s death shall control. If a Participant fails to specifically designate a beneficiary, or if no designated beneficiary survives the Participant, payment shall be made by the Administrator to the Participant’s surviving spouse, or if none, to the Participant’s children, or if none, to the Participant’s estate.

ARTICLE VI

CHANGE IN CONTROL

Section 6.1 “Change in Control” Defined. For purposes of this Section, a “Change in Control” shall be deemed to have occurred upon the first to occur of the following events:

(a) any person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with the stock held by such person or group, represents more than thirty-five (35%) percent of the total fair market value or total voting power of the stock of the Company (“Change in Ownership”); or

(b) during any twelve-month period, a majority of the Company’s Board is replaced by new directors whose appointment or election is not endorsed by a majority of the Company’s Board prior to the date of the new directors’ appointment or election (“Change in Effective Control”); or

(c) during any twelve-month period, any one person, or more than one person acting as a group, acquires assets from the Company having a total fair market value equal to or more than one-third (1/3) of the total fair market value of all of the assets of the Company immediately prior to such acquisition(s) (“Change in Ownership of Substantial Assets”); notwithstanding the preceding, a Change in Ownership of Substantial Assets does not occur when assets are transferred to (a) a shareholder in exchange for stock; (b) an entity that is at least fifty (50%) percent owned, directly or indirectly, by the Company; (c) a person, or more than one person acting as a group, that owns at least fifty (50%) percent of the total value or voting power of the stock of the Company; or, (d) an entity that is at least fifty (50%) percent owned by a person, or more than one person acting as a group, that owns at least fifty (50%) percent of the total value or voting power of the stock of the Company; or,

(d) the Company’s termination of its business and liquidation of its assets; or,

(e) the reorganization, merger or consolidation of the Company into or with another person or entity, by which reorganization, merger or consolidation the shareholders of the Company receive less than fifty (50%) percent of the outstanding voting shares of the new or continuing corporation.

For purposes of the preceding Change in Ownership, Change in Effective Control and Change in Ownership of Substantial Assets, persons are considered to be acting as a group when such persons are owners of an entity that enters into a merger, consolidation, purchase or acquisition of stock, or a similar business transaction with the Company. Persons are not considered to be acting as a group merely because such persons happen to purchase or own stock of the Company at the same time or as a result of the same public offering.

Section 6.2 Vesting Upon Change in Control. Each Participant shall become fully vested in his or her Retirement Benefit in the event that there is a Change in Control.

ARTICLE VII

ADMINISTRATION

Section 7.1 General. Except as otherwise specifically provided in the Plan, the Administrator shall be responsible for administration of the Plan. The Administrator shall be the “named fiduciary” within the meaning of Section 402(c)(2) of ERISA.

Section 7.2 Administrative Rules. The Administrator may adopt such rules of procedure as it deems desirable for the conduct of its affairs, except to the extent that such rules conflict with the provisions of the Plan.

Section 7.3 Duties. The Administrator shall have the following rights, powers and duties:

(a) The decision of the Administrator in matters within its jurisdiction shall be final, binding and conclusive upon the Employers and upon any person affected by such decision subject to the claims procedure hereinafter set forth.

(b) The Administrator shall have the duty and authority to interpret and construe the provisions of the Plan, to determine eligibility for Retirement Benefits and the appropriate amount of any Retirement Benefits, to decide any question which may arise regarding the rights of employees and to exercise such powers as the Administrator may deem necessary for the administration of the Plan, and to exercise any other rights, powers or privileges granted to the Administrator by the terms of the Plan.

(c) The Administrator shall maintain full and complete records of its decisions. Its records shall contain all relevant data pertaining to the Participant and his or her rights and duties under the Plan. The Administrator shall have the duty to maintain Account records of all Participants.

(d) The Administrator shall cause the principal provisions of the Plan to be communicated to the Participants, and a copy of the Plan and other documents shall be available at the principal office of the Employers for inspection by the Participants at reasonable times determined by the Administrator.

(e) The Administrator shall periodically report to the Board with respect to the status of the Plan.

Section 7.4 Fees. No fee or compensation shall be paid to any person for services as the Administrator.

ARTICLE VIII

CLAIMS PROCEDURE

Section 8.1 General. Any claim for Retirement Benefits under the Plan shall be filed by the Participant or beneficiary (“claimant”) in the manner prescribed by the Administrator.

Section 8.2 Denials. If a claim for Retirement Benefits under the Plan is wholly or partially denied, notice of the decision shall be furnished to the claimant by the Administrator within a reasonable period of time, but not more than 90 days after receipt of the claim by the Administrator, unless special circumstances require further time for processing and the claimant is advised of the extension before the expiration of the initial 90-day period. In no event shall notice of the decision be given more than 180 days after the receipt of the claim.

Section 8.3 Notice. Any claimant who is denied a claim for Retirement Benefits shall be furnished written notice setting forth:

(a) the specific reason or reasons for the denial;

(b) specific reference to the pertinent provision of the Plan upon which the denial is based;

(c) a description of any additional material or information necessary of the claimant to perfect the claim; and

(d) an explanation of the claim review procedure under the Plan.

Section 8.4 Appeals Procedure. In order that a claimant may appeal a denial of a claim, the claimant or the claimant’s duly authorized representative may:

(a) request a review by written application to the Administrator, or its designate, no later than 60 days after receipt by the claimant of written notification of denial of a claim;

(b) review pertinent documents; and

(c) submit issues and comments in writing.

Section 8.5 Review. A decision on review of a denied claim shall be made not later than sixty (60) days after receipt of a request for review, unless special circumstances require an extension of time for processing and the claimant is notified of the extension prior to the expiration of the initial 60-day period, in which case a decision shall be rendered within a reasonable period of time, but not later than one hundred and twenty (120) days after receipt of the request for a review. The decision on review shall be in writing and shall include the specific reason(s) for the decision and the specific reference(s) to the pertinent provisions of the Plan on which the decision is based.

Section 8.6 Arbitration of Disputes. Notwithstanding any provision to the contrary, any dispute arising under this Plan, including without limitation, a dispute involving a claim for benefits, a dispute arising as a result of a Termination for Cause (as defined in Section 2.1), or a dispute arising as a result of a forfeiture of Plan benefits pursuant to Section 4.6(b), shall be resolved by binding arbitration.

All arbitration shall be determined in accordance with the rules of the American Arbitration Association then in effect, by a single arbitrator if the parties shall agree upon one, or by three arbitrators, one appointed by each party and a third arbitrator appointed by the two arbitrators selected by the parties. All arbitrators shall be selected from a panel proposed by the American Arbitration Association. If any party fails to appoint an arbitrator within thirty (30) days after it is notified to do so, the arbitration shall be accomplished by a single arbitrator. Each party agrees to comply with any award made in any such proceeding and to the entry of a judgment in any jurisdiction upon any award rendered in such proceeding. The decision of the arbitrators shall be tendered within sixty (60) days of final submission of the parties in writing or any hearing before the arbitrators and shall include their individual votes. If a Participant is entitled to an award pursuant to the determination reached in the arbitration proceeding which is equal to or greater to the amount, if any, offered by Employer prior to or during arbitration, the Participant shall be entitled to payment by the Employer of all attorneys’ fees, costs and other out-of-pocket expenses incurred in connection with the arbitration.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.1 Amendment and Termination. The Company retains the sole and unilateral right to terminate, amend, modify, or supplement this Plan, in whole or in part, at any time (including retroactive amendments); provided that no such change shall reduce a Participant’s Retirement Benefit as of the date of such change. In the event of the termination of the Plan or any portion thereof, payment of affected Participants’ Retirement Benefits shall be made under and in accordance with the terms of the Plan and any applicable elections, except that the Company may determine, in its sole discretion, to accelerate payments to all such affected Participants if and to the extent that such acceleration is permitted under Section 409A of the Code.

Section 9.2 No Assignment. The Participant shall not have the power to pledge, transfer, assign, anticipate, mortgage or otherwise encumber or dispose of in advance any interest in amounts payable hereunder of any of the payments provided for herein, nor shall any interest in amounts payable hereunder or in any payments be subject to seizure for payments of any debts, judgments, alimony or separate maintenance, or be reached or transferred by operation of law in the event of bankruptcy, insolvency or otherwise.

Section 9.3 Successors and Assigns. The provisions of the Plan are binding upon and inure to the Retirement Benefit of each Employer, its successors and assigns, and the Participant, his or her beneficiaries, heirs and legal representatives.

Section 9.4 Governing Law. The Plan shall be subject to and construed in accordance with the laws of the Commonwealth of Pennsylvania to the extent not preempted by the provisions of ERISA.

Section 9.5 No Guarantee of Employment. Nothing contained in the Plan shall be construed as a contract of employment or deemed to give any Participant the right to be retained in the employ of an Employer or any equity or other interest in the assets, business or affairs of an Employer. No Participant hereunder shall have a security interest in assets of an Employer used to make contributions or pay Retirement Benefits.

Section 9.6 Severability. If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, but the Plan shall be construed and enforced as if such illegal or invalid provision had never been included herein.

Section 9.7 Notification of Addresses. Each Participant and each beneficiary shall file with the Administrator, from time to time, in writing, the post office address of the Participant, the post office address of each beneficiary, and each change of post office address. Any communication, statement or notice addressed to the last post office address filed with the Administrator (or if no such address was filed with the Administrator, then to the last post office address of the Participant or beneficiary as shown on the Employer’s records) shall be binding on the Participant and each beneficiary for all purposes of the Plan and neither the Administrator nor the Employer shall be obliged to search for or ascertain the whereabouts of any Participant or beneficiary.

Section 9.8 Bonding. The Administrator and all agents and advisors employed by it shall not be required to be bonded, except as otherwise required by ERISA.

Section 9.9 Taxes. The Company shall have the right to withhold from any cash or other amounts due or to become due from the Company to a Participant (including by reducing the amount of any Retirement Benefit payable in the future) the amount of any federal, state and local taxes required to be withheld or otherwise deducted and paid by the Company with respect to the vesting or payment of any Retirement Benefit hereunder.

Section 9.10 Compliance with Section 409A. The Plan is intended to comply with the applicable requirements of Section 409A of the Code, and will be administered in accordance with Section 409A of the Code to the extent that Section 409A of the Code applies to the Plan. Notwithstanding any provision in the Plan to the contrary, distributions from the Plan may only be made in a manner, and upon an event, permitted by Section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring penalties under Section 409A of the Code, then such benefit or payment will be provided in full at the earliest time thereafter when such penalties will not be imposed. To the extent that any provision of the Plan would cause a conflict with the applicable requirements of Section 409A of the Code or would cause the administration of the Plan to fail to satisfy the applicable requirements of Section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law.

ARTICLE X

FUNDING

Section 10.1 Employer Liability. The entire cost of this Plan shall be paid from the general assets of the Employer. No liability for the payment of Retirement Benefits under the Plan shall be imposed upon any officer, trustee, employee, or agent of an Employer.

Section 10.2 Unfunded Plan. Notwithstanding the remaining sections in this Article, the Plan, at all times, shall be entirely unfunded and shall constitute merely the unsecured promise of the Employer to make the payments as provided for herein. No Participant nor any beneficiary nor any other person shall have, by reason of this Plan, any rights, title or interest of any kind in or to any property of the Employer, all of which shall be subject to the claims of general creditors of the Employer, nor any beneficial interest in any trust which may be established by the Employer in connection with this Plan nor any guarantee that assets of the Employer will be sufficient to pay Retirement Benefits under the Plan. If the Employer transfers any property to a trust in connection with this Plan such trust shall not be held for the exclusive benefit of Participants and any assets held in such trust shall be subject to the claims of the Employer’s general creditors in the event of the Employer’s insolvency.

Section 10.3 Trust. A trust may be established by the execution of a Trust Agreement with one or more trustees, to be known as the Koppers Inc. Supplemental Executive Retirement Trust (the “Trust”). If a Trust is established, the following provisions shall be applicable:

(a) The Trust shall be maintained as a “grantor trust” under Section 677 of the Code, with the assets of the Trust being held, invested and disposed of by the trustee, in accordance with the terms of the Trust, for the exclusive purpose of providing Retirement Benefits for Participants. Notwithstanding any provision of the Plan or the Trust to the contrary, all assets held in the Trust shall at all times be subject to the claims of the Employer’s general creditors in the event of insolvency or bankruptcy.

(b) The Employer, in its sole discretion, and from time to time, may make contributions to the Trust. All Retirement Benefits under the Plan and expenses chargeable to the Plan, to the extent not paid directly by the Employer, shall be paid from the Trust.

(c) The powers, duties and responsibilities of the trustee shall be as set forth in the Trust Agreement and nothing contained in the Plan, either expressly or by implication, shall impose any additional powers, duties or responsibilities upon the trustee.

(d) The Employer shall have no beneficial interest in the Trust and no part of the Trust shall ever revert or be repaid to the Employer, directly or indirectly, except as otherwise provided in subsection (a) above or in the Trust Agreement.

EXECUTION

The undersigned, pursuant to the approval of the Board, does herewith execute this Koppers Inc. Supplemental Executive Retirement Plan II, effective as of the effective date of the amended and restated Plan specified in Section 1.1 hereof.

Koppers Inc.

By:	/s/ Steven R. Lacy
Title:	Senior VP, Administration, General Counsel & Secretary